Exhibit 99.1

Kyndryl Announces Ellen Johnson as Incoming Chief Financial Officer
and Andrew Bonzani as General Counsel and Secretary

NEW YORK, July 6, 2026 — Kyndryl (NYSE: KD), a leading provider of mission-critical enterprise technology services, today announced the appointments of Ellen Johnson as incoming Chief Financial Officer and Andrew Bonzani as General Counsel and Secretary. This comes after a comprehensive search for candidates with proven operational expertise and demonstrated leadership in public companies.

“Ellen and Andrew are experienced leaders in driving financial discipline, operational excellence and strong governance at global, public companies,” said Martin Schroeter, Chairman and Chief Executive Officer, Kyndryl. “Their complementary experience will further enhance Kyndryl’s senior leadership team as we advance the company’s growth strategy with differentiated services that support our customers’ most complex challenges while taking disciplined actions to strengthen our business.”

Johnson will join Kyndryl on July 20 and assume the role of Chief Financial Officer on August 6. She joins from Interpublic Group (IPG), which was recently acquired by Omnicom, where she most recently served from 2020 to 2025 as Executive Vice President and Chief Financial Officer of IPG. Since joining IPG in 2000, she held a series of senior finance leadership positions, including Chief Financial Officer of IPG Mediabrands, Senior Vice President of Finance and Treasurer, Senior Vice President and Treasurer, and Assistant Treasurer, International. Johnson currently serves on the Board of Directors of Nexstar Media Group and recently served as an advisor in residence for the EY Center for Executive Leadership. She earned her MBA in finance from New York University Stern School of Business and her Bachelor of Science degree in accounting, with a minor in business, from the State University of New York at Albany. Harsh Chugh will continue to serve as Interim Chief Financial Officer through August 5 when Kyndryl plans to file its first-quarter 2027 earnings report and Form 10-Q. Chugh will remain at the company and assist with the transition.

Bonzani’s appointment is effective immediately. He joins Kyndryl with deep public company experience having served as Senior Vice President, General Counsel and Secretary at IPG since joining in 2012 and most recently as Executive Vice President and General Counsel from 2021 to 2025. Prior to joining IPG, he worked at IBM in the legal department for 18 years, most recently as Vice President, Assistant General Counsel and Secretary, overseeing the corporate legal functions. Bonzani received his JD from St. John’s University School of Law and his Bachelor of Arts degree in philosophy from Binghamton University. Mark Ringes, who served as Kyndryl’s Interim General Counsel and Secretary, returns to his role as Deputy General Counsel.

About Kyndryl

Kyndryl (NYSE: KD) is a leading provider of mission-critical enterprise technology services offering advisory, implementation and managed services to thousands of customers in more than 60 countries. As the world’s largest IT infrastructure services provider, the company designs, builds, manages and modernizes the complex information systems that the world depends on every day. For more information, visit www.kyndryl.com.

Kyndryl Press Contact

press@kyndryl.com